Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.0001 par value, of SecureAlert, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  November 5, 2013

SAPINDA ASIA LIMITED

By:	/s/ Lars Windhorst
	Name:	Lars Windhorst
	Title:	Authorized Signatory

/s/ Lars Windhorst
LARS WINDHORST